Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
September 17, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES ADDITIONAL LONG-TERM AIRBUS CONTRACT VALUED IN
EXCESS OF $1.1 BILLION OVER ELEVEN-YEAR TERM
COMPANY PLANS TO CONSTRUCT NEW PREMIUM-GRADE SPONGE PLANT
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI), today announced two new significant developments:
•	The Company signed a supplemental agreement with Airbus that is expected to provide in excess of $1.1 billion in revenues during its eleven-year term. This contract supplement will begin in 2010 and run through 2020.

•	RTI also announced plans to build a premium-grade titanium sponge facility in Hamilton, Mississippi.
RTI enters into a supplemental eleven-year agreement with Airbus
     RTI has entered into a supplemental agreement with Airbus for the long-term supply of titanium mill products that support the production of the Airbus family of commercial aircraft, including the A380 and the A350 XWB programs. The agreement is expected to generate revenue in excess of $1.1 billion over its eleven-year term, which commences in 2010 and runs through 2020. The new agreement provides for RTI to supply a guaranteed minimum of 45 million pounds of titanium mill products over the term of the agreement with production beginning in 2010. Actual annual volumes will be based on program ramp-ups, build rates and ultimate titanium content per aircraft.
     The new agreement supplements the Company’s previously announced 2006 Airbus contract. Supplemental volumes announced today are in addition to the volumes agreed to in 2006. Shipments under the 2006 contract began in 2007 and are expected to exceed 5 million pounds of titanium mill product annually from 2008 through 2015.
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     Historically, RTI has been a long-standing supplier of forging-quality billet and bloom, and a full range of flat-rolled product for Airbus. This new agreement further extends the Company’s relationship as a long-term strategic supplier to Airbus. In addition, RTI has been afforded the opportunity to be designated as Airbus’ titanium service provider for activities including supply of non-mill quantities, cutting to size and other value-added processes in support of Airbus plants and suppliers. These additional service provision activities for RTI’s Fabrication & Distribution Group are designed to assist Airbus in their Power 8 efficiency goals, while providing RTI with additional revenue streams in Airbus’ global supply chain, creating long-term value for both Parties.
     “This agreement advances our long-standing supply relationship with Airbus which is now in its fifth decade, and demonstrates our commitment to Airbus as we expand our operations to become a fully-integrated supplier of titanium mill products,” said Dawne S. Hickton, Vice Chairman and Chief Executive Officer. “We are excited about the opportunity to play a larger, long-term role in supplying products and services to Airbus for decades to come. In addition, this new agreement with Airbus reinforces our strong belief in the long-term growth opportunities in the aerospace industry.”
RTI Unveils Plans to Build Sponge Plant in Mississippi
     To support the Company’s growth needs, RTI also announced its intention to build a premium-grade sponge facility in Hamilton, Mississippi. Projected cost of the new sponge facility and related expansions is $300 million, which is in addition to the previously-announced $100 million facilities expansion. The plant will have a total annual production capacity of up to 20 million pounds of titanium sponge. The Company projects that the facility will begin operations in 2010 and ramp up production over time to support the new agreement with Airbus announced today, as well as the Company’s recently announced $2 billion contract extension with Lockheed Martin Aeronautics Company for the F-35 Joint Strike Fighter (“JSF”) program.
     Engineering design and planning for the plant is near completion and the Company expects to commence construction in the fourth quarter of 2007. The Company intends to locate the sponge facility contiguous to a Tronox Incorporated facility, which will supply titanium tetrachloride, the starting material for sponge production. In selecting the greenfield site in Mississippi, Ms. Hickton stated: “We are delighted with the partnership we have secured with Tronox, as well as being extremely pleased with the incentives offered to us by the State of Mississippi and the support of Governor Haley Barbour to bring new industry to the state.”
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     The sponge plant project will be built in conjunction with RTI’s previously announced plans to expand the Company’s melting, forging, and rolling facilities to meet these contract demands. The projects in total will provide RTI the ability to diversify its sourcing of raw material and support the Company’s growth plans. Mill product production capacity will increase from 16-17 million pounds in 2007, to 22-23 million pounds in 2008, up to approximately 36-37 million pounds when all the projects are completed. Given the Company’s strong cash position, RTI currently anticipates that all the expansion plans to support these contracts will be funded by cash on hand, operating cash flow, and borrowing capacity through an expanded credit facility.
     Dawne Hickton commented: “This sponge plant investment, as well as our previously announced expansions worldwide, reflect our belief that the long-term demand for aerospace grade titanium remains strong and requires ongoing investment to capitalize on these opportunities. We have always approached the investment in a sponge plant conservatively. We anticipate consuming 100% of our sponge production internally, while continuing to globally source a substantial portion of our sponge requirements as evident from our previously-announced, long-term supply agreement with Sumitomo Sitix Corporation. With over $3 billion in projected future revenue secured through the additional Airbus and JSF contracts, the time has come to take this step and move RTI to a higher level of production capacity. Overall, the prudent investments we are making now to expand our facilities across the globe are expected to drive profitable growth and enhance shareholder value.”
CONFERENCE CALL PLANNED FOR TOMORROW MORNING
     RTI International Metals, Inc. has scheduled a 30 minute conference call for Tuesday, September 18, 2007, at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-493-9121 or (International) 973-582-2750 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, September 25, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 9250784.
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     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. Some of the factors that could cause actual results to differ from those expressed in or implied by forward-looking statements include, but are not limited to, the impact of global events on the commercial aerospace industry, estimated revenues from Airbus under its agreements with the Company, the successful completion of our capital expansion projects including the new sponge facility, continued military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Customs’ current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the results of the Company’s ongoing internal duty drawback investigation, the timing of the Company’s ability to participate in duty drawback in the future, the availability and relative strength of the commercial credit and public debt markets, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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